Exhibit 10.3

MASTER LOAN AGREEMENT

This Master Loan Agreement (this “Agreement”) is dated as of the date on which it has been signed by all Parties by and among the Borrower, Lender, and the Security Agent (as such terms are defined below). Upon due and valid execution of a Loan Confirmation (as such term is defined below) between Marvel Operations Corp. (“Borrower”) and a Lender of Record as defined in Section 1 below (“Lender”), a Loan shall be advanced to Borrower from Lender. The Parties acknowledge and agree that Maple Foundation (“Security Agent”) shall act as a valid beneficiary, holding all inherent rights to enforce this Agreement and the applicable Loan Confirmation for the sole benefit of the Lender. For the purposes of this Agreement, Borrower, Lender, and Security Agent are each individually a “Party,” and collectively the “Parties.”
This Agreement governs the relationship between the Parties regarding all lending arrangements or Loans secured by Borrower through the Lender, evidenced by a duly executed Loan Confirmation during the Loan Term. To be considered duly executed, the Loan Confirmation will be signed by both Borrower and Lender. This Agreement and the applicable Loan Confirmation shall form a single agreement with respect to such Loan. In the event of a conflict between the terms of this Agreement and a Loan Confirmation, the relevant Loan Confirmation shall prevail.

RECITALS

WHEREAS, Borrower has entered into this Agreement to effectuate loans from the Lender;

WHEREAS, subject to the terms and conditions of this Agreement, Borrower may, from time to time, seek to initiate one or more transactions where assets will be lent to Borrower, and Borrower will i) pay Loan Interest, ii) provide collateral against the loan, and iii) return loaned assets upon the maturity or termination of the relevant Loan;

Now, therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1.Definitions.

“Act of Insolvency” shall mean, with respect to any Party, (a) the commencement by such Party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such Party’s seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such Party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, however defined in any jurisdiction, (b) the commencement of any such case or proceeding against such Party, which (i) is consented to or not timely contested by such Party, (ii) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (iii) is not dismissed within 60 calendar days, (c) the making by such party of a general assignment for the benefit of creditors, or (d) the admission in writing by such party of such Party’s inability to pay such Party’s debts as they become due.

“Additional Collateral” means the Collateral that needs to be contributed by Borrower after Lender exercises its right under this Agreement in order to maintain the Initial Collateral Percentage.

“Administrative Fee (Admin Fee)” means a fee charged for each Loan, as specified in the applicable Loan Confirmation, to compensate for the administrative services provided in facilitating and managing the loan process.
“Affiliate” means, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Airdrop” means a distribution of a new token or tokens resulting from the ownership of a separate token. For the purposes of Section 4, an “Applicable Airdrop” is an Airdrop for which the distribution of new tokens can be definitively calculated according to its distribution method, such as a pro rata distribution based on the amount of the relevant VC held at a specified time.

“Applicable Law” means any and all applicable (a) federal, territorial, state, local and foreign laws, ordinances, or regulations, (b) codes, standards, rules, requirements, orders and criteria issued under any federal, territorial, state, local or foreign laws, ordinances or regulations, (c) rules of a self-regulatory organization (including the rules of any national securities or commodities exchange or foreign equivalent), and (d) any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, assessments, settlement agreements, or awards of any Governmental Authority of the British Virgin Islands, the Cayman Islands, Australia, or the United States of America, or of any state, local, foreign, or multinational government, or any government of any possession or territory, subdivision, agency, commission, office or authority of any of the foregoing.

“Blended Market Price” means a weighted average price as determined by the Lender, acting in a commercially reasonable manner, using the spot price published on Coinbase (or, if the Coinbase spot price is unavailable, the fallback price source specified in the applicable Loan Confirmation).

“Blockchain Vault Address” means the VC Address designated to be the recipient of payments towards the Loan Balance, or any component thereof.

“Business Day” means any weekday other than a U.S. Federal Reserve Bank holiday.

“Call Response Period” means the amount of time, as designated in the applicable Loan Confirmation, a Borrower must wait to repay the Loan Balance, in whole or in part, following a Repayment Request from the Borrower.
“CoinGecko” is an independent cryptocurrency data aggregator which provides the price of VC from multiple cryptocurrency exchanges. CoinGecko’s data is available at https://www.coingecko.com/.
“Collateral” means a certain amount of VC or other financial assets which the Borrower may be required to pledge as security for the loan, as a condition precedent to receiving a Loan.

“Collateral Call Percentage” means the level (as dictated in the applicable Loan Confirmation) at which the Lender gains the right to require Borrower to contribute Additional Collateral.

“Collateral Percentage” means the ratio of the value of the Collateral to the value of the Loan.
“Collateral Refund Percentage” means the level (as dictated in the applicable Loan Confirmation) at which the Borrower gains the right to request that Lender returns to Borrower a portion of the Collateral in excess of the Initial Collateral Percentage.

“Condition(s) of Default” has the meaning given in Section 8.
“Custodian” means a third-party entity with the responsibility of holding and safeguarding the financial assets pledged by the Borrower as Collateral to secure the loan from Lender. The Custodian may hold securities, VC or other assets.
“Default Balance” means the Loan Balance, including any outstanding and unpaid Loan Interest as at the occurrence of an Event of Default.
“Default Grace Period” means a period (as dictated in the applicable Loan Confirmation) after the occurrence of a Condition of Default but before a Lender may institute an Event of Default.
“Enforcement Costs” means any reasonable documented out-of-pocket costs incurred by the Lender and the Security Agent (including legal fees, legal expenses, and fees for custodians, materialmen, repossession specialists, auctioneers and others) in connection with the collection and enforcement of any Loans.
“Event of Default(s)” has the meaning given in Section 8.
“Fixed Term Loan” means a Loan which has a Maturity Date set at the outset of the Loan, in contrast to an Open Term Loan.
“Fork” means a permanent divergence in the relevant VC blockchain, that commonly occurs when non-upgraded nodes can’t validate blocks created by upgraded nodes that follow newer consensus rules.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any supranational, governmental, federal, state, provincial, local governmental or municipal entity and any SRO or other self-regulatory or quasi-governmental organization (including any exchange with authority over a Person pursuant to the listing of such Person’s securities or VC) exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government (including, in each case, any branch, department or official thereof).
“Hard Fork” means a material alteration to the blockchain protocol, resulting in an irreversible split of the blockchain into two distinct paths: one following the original protocol, and the other adhering to the new set of rules. This event may lead to the creation of a new cryptocurrency or token, potentially impacting the value or accessibility of the original and the newly created tokens.
“Initial Collateral Percentage” means the minimum Collateral required for a Loan, if applicable, set forth as a ratio of the value of the Collateral to the value of the Loan (in the applicable Loan Confirmation).
“Late Fee(s)” means an additional fee incurred by Borrower, upon the failure to pay Loan Interest when due, of an amount listed in, or otherwise calculated according to a method stated in, the applicable Loan Confirmation.

“Law” means any and all applicable (a) federal, territorial, state, local and foreign laws, ordinances, or regulations, (b) codes, standards, rules, requirements, orders and criteria issued under any federal, territorial, state, local or foreign laws, ordinances or regulations, (c) rules of an SRO (including the rules of any national securities or commodities exchange or foreign equivalent), and (d) any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, assessments, settlement agreements, or awards of any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States of America, or of any state, local, foreign, or multinational government, or any government of any possession or territory of the United States of America, or any subdivision, agency, commission, office or authority of any of the foregoing.
“Lender of Record” means the party identified in the Loan Confirmation as the lender for the Loan, who is responsible for advancing the Loan to the Borrower. The Lender of Record shall have all rights and obligations as set forth in this Agreement and the Loan Confirmation.
“Lien” means any lien (statutory or other), pledge, mortgage, charge, security interest, deed of trust, assignment, hypothecation, title retention, fiduciary transfer, deposit arrangement, easement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of an asset, whether or not filed, recorded or otherwise perfected or effective under Applicable Law, as well as the interest of a vendor or lessor under any conditional sale agreement, lease or other title retention agreement relating to such asset, (including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind).

“Liquidation Level” means the level at which, if Collateral drops to that level, a Condition of Default is automatically met and Lender has the right to seize and liquidate Collateral.

“Loan” means a loan of VC or other assets made by the Lender and affected by this Agreement and an applicable Loan Confirmation.

“Loan Balance” means, with respect to a given Loan, the sum of all outstanding amounts of Loaned VC, Loaned Assets, Loan Interest, outstanding Late Fees, and any other applicable fees, as defined and to the extent provided for in Section 7.

“Loan Confirmation” means the Parties’ agreement to the particular terms of a Loan, which shall be memorialized in a confirmation executed and delivered by each of the Parties and which, (a) with respect to the initial Loans, are attached hereto as Exhibit A, and (b) with respect to any subsequent Loan hereunder, if any, shall be in a form agreed by the Parties.

“Loan Documents” means this Master Loan Agreement and any Loan Confirmation.

“Loan Effective Date” means, with respect to a given Loan, the date upon which the applicable Loaned VC and, if applicable, Loaned Assets are first delivered to Borrower, as set forth in the applicable Loan Confirmation.

“Loan Interest” means the simple, non-compounding interest on the applicable Loan as described in the applicable Loan Confirmation.

“Loan Term” means, with respect to a given Loan, the period from and including the Loan Effective Date for such Loan through and including the Maturity Date for such Loan. If there is no Maturity Date set forth in the Loan Confirmation, Loan Term shall reflect the period from and including the Loan Effective Date through and including the last day of the Call Response Period.

“Loaned Assets” means, with respect to a given Loan, any assets (other than VC) transferred in such Loan by the Lender to Borrower hereunder until such assets are repaid to the Lender hereunder.

“Loaned VC” means, with respect to a given Loan, any VC transferred in such Loan by the Lender to Borrower hereunder until such VC is repaid to the Lender hereunder.

“Make-Whole Payment” means with respect to a given Open Term Loan, a prepayment fee calculated as Loan Interest and fees through the final day of the Call Response Period.

“Maple” means the technology services provider and website where lending arrangements are facilitated between institutional borrowers and lenders hosted at www.maple.finance.

“Maturity Date” means, with respect to a given Loan, the date upon which such Loan becomes due and payable as set forth in an applicable Loan Confirmation.

“Obligations” means and includes the aggregate of all Loan Balances including any and all Loans issued pursuant to this Agreement, advances, debts, liabilities, obligations, covenants and duties owing by Borrower under this Agreement and any Loan Confirmation (and any amendments, extensions, renewals or increases thereto), of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses under this Agreement payable by Borrower and any indemnification obligations payable by Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, including all costs and expenses of the Lender, or Security Agent incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses.
“Open Term Loan” means a Loan without a Maturity Date set at the outset of the Loan.
“Payment Cycle” means the cyclical period of time or block height designated in a Loan’s applicable Loan Confirmation (typically monthly periods unless otherwise designated in the applicable Loan Confirmation) at the end of which Loan Interest is expected to be paid.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
“Prepayment Day” means the date on which the Borrower submits prepayment for all Loaned VC and/or other Loaned Assets prior to the Maturity Date with respect to the applicable Loan.

“Prepayment Fee” means, with respect to a given Fixed Term Loan, if applicable, an amount required to be paid by Borrower in order to exercise its Prepayment Right, as set forth in the applicable Loan Confirmation.

“Prepayment Right” means, with respect to a given Loan, the Borrower’s unilateral option to repay all or a portion of the outstanding Loan Balance prior to the Maturity Date or before the end of the Call Response Period for Open Term Loans, subject to any applicable fee or Make-Whole Payment as specified in the relevant Loan Confirmation.

“Prohibited Activity” means the activities listed in Section 2(i) that Borrower may not engage in with respect to the given Loan.

“Protocol Service Fee” An additional fee charged for each Loan, as detailed in the applicable Loan Confirmation, that covers the costs associated with utilizing the Maple protocol and its associated technologies.

“Recall Response Period” means, with respect to an Open Term Loan, the amount of time, as designated in the applicable Loan Confirmation, a Borrower has to repay the entirety of the Loan Balance following a Repayment Request from the Lender.
“Reclamation” means the liquidation of all or part of the Collateral pledged by the Borrower upon the occurrence of any Events of Default.
“Rejection” means a response by the Lender or Borrower, acting reasonably and in good faith, indicating that the Collateral Percentage has changed such that a requested transfer of Additional Collateral or Excess Collateral is no longer required.
“Repayment” means Borrower’s payment of the entirety or a portion of the Loan Balance at the end of the Maturity Date or on the last day of the Call Response Period or the Recall Response Period for Open Term Loans.
“Repayment Request” means, with respect to a given Loan, the exercise of the Repayment Right,
“Repayment Right” means, with respect to a given Loan, the option to repay the outstanding Loan Balance on the Maturity Date, or on the last day of the Call Response Period or the Recall Response Period for Open Term Loans.
“SRO” means a non-governmental entity that has been granted, pursuant to Law or by a Governmental Authority, executive, legislative, judicial, regulatory or administrative functions.
“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity of which (i) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions for such entity is directly or indirectly beneficially owned by the Borrower (either alone or through or together with one or more of its subsidiaries), or (ii) the Borrower or any majority-owned subsidiary of the Borrower.
“Triggering Condition” means the receipt of the VC by the Borrower from the Lender to the VC Address as instructed by the Borrower, as evidenced by the applicable blockchain transaction, as a prerequisite for the application of the terms and provisions of the Agreement to a specific Loan.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, or, as the context requires in relation to perfection of security interests, any other applicable jurisdiction.
“VC” means virtual currency.

“VC Address” means an identifier of alphanumeric characters that represents a digital identity or destination for a transfer of VC.

2.General Loan Terms.

(a)For the purposes of this Agreement, any Loan shall be in a form that reflects the mutual understanding between Borrower and the Lender providing Loaned VC or Loaned Assets.

(b)Loan Disbursement Procedure.

(i)Unsecured Loans. Lender will approve the Loan, and fund the Loan by delivering the VC amount as memorialized in the applicable Loan Confirmation to the Borrower.

(ii)Secured Loans. Borrower and Lender will mutually determine the amount of Collateral required, and Borrower will transfer Collateral to an agreed upon Custodian. Lender will then approve the Loan and fund the Loan by delivering the VC amount as memorialized in the applicable Loan Confirmation to the Borrower.

(c)Triggering Condition. If the Triggering Condition related to a Loan subject to the terms of this Agreement does not occur within the earlier of (i) for a secured Loan, 12 hours from the Collateral transfer by Borrower and (ii) for unsecured Loan, 12 hours from the Borrower’s execution of the applicable Loan Confirmation, the Parties agree, Lender shall be in breach of this Agreement and the applicable Loan Confirmation, all Collateral will be immediately returned to Borrower free of any Lien created by this Agreement within four (4) hours after the end of the applicable period and Borrower shall have the right to recover its direct damages resulting from that breach and to seek specific performance of Lender’s obligation to return the Collateral.

(d)Collateral. Following the procedure set out in Section 2(b)(ii), VC will be held until the earlier of: (i) Repayment of the relevant Loan, and/or (ii) prepayment of the relevant Loan, and/or (iii) the occurrence of an Event of Default. The amount of Collateral required to receive a Loan shall be detailed in that Loan’s relevant Loan Confirmation. Collateral deposited by Borrower in relation to a Loan shall be returned to Borrower within twelve (12) hours upon said Borrower’s full Repayment or prepayment of the Loan Balance unless an Event of Default has occurred and is continuing with respect to other Loans, in which case such Collateral shall be subject to Reclamation according to the provisions of Section 8.

(e)Additional Loan Procedure. During the term of this Agreement, Borrower may agree to one or more additional Loans with a Lender and enter into the Loans via Maple. Separate Loans may be arranged as determined by the relevant Lender(s). Each Loan shall be subject to an applicable Loan Confirmation for said Loan, which shall be executed between Borrower and the Lender(s). Any Lender that is not an original signatory to this Agreement shall, prior to executing any Loan Confirmation with Borrower, execute and deliver to Borrower a joinder agreement pursuant to which such Lender agrees to be bound by all of the terms and conditions of this Agreement as a "Lender" hereunder. Several and independent Loans may be subject to different terms than others, which may reflect arrangements reached with Lenders as well as changes to global lending parameters set by the Lender or Maple generally and agreed with Borrower. A Loan shall only commence when the Lender delivers the VC and other digital assets to the VC Address specified in an agreed Loan Confirmation under the Borrower’s control. The Parties agree that, if the applicable Lender fails to deliver the contemplated VC within the earlier of (i) 12 hours from the Collateral transfer by Borrower (if any) and (ii) 12 hours from the Borrower’s execution of the applicable Loan Confirmation, such Lender shall have breached this Agreement and the applicable Loan Confirmation, and all Collateral (if any) will be immediately returned to Borrower free of any Lien created by this Agreement within four (4) hours after the end of the applicable period and Borrower shall have the right to recover its direct damages resulting from that breach and to seek specific performance of Lender’s obligation to return the Collateral. Each Loan shall be independent of the others, but all Loans shall be governed by this Agreement and an applicable Loan Confirmation, including the cross-default provision set forth in Section 8.

(f)Loan Confirmations and Precedence. Any fully executed Loan evidenced by a valid Loan Confirmation shall be subject to the terms of this Agreement. The terms of any valid Loan Confirmation with respect to a particular Loan shall take precedence over the terms of this Agreement limited only to the extent necessary to resolve any conflict or inconsistency between such Loan Confirmation and this Agreement.

(g)Loan Repayment Procedure.

(i)Loan Repayment Upon Maturity Date. For Fixed Term Loans, except to the extent repayment occurs according to the Borrower’s Prepayment Right as articulated in Section 2(g)(iii), Borrower shall repay the entirety of the outstanding Loan Balance on the Maturity Date with respect to a particular Loan (with Repayment to occur as instructed in the applicable Loan Confirmation).

(ii)Loan Repayment For Open Term Loans. For Open Term Loans, if Lender requests Repayment, Borrower shall repay the entirety of the outstanding Loan Balance on or prior to the last day of the Recall Response Period set forth in the Loan Confirmation by transferring the entire value of the outstanding and remaining Loan Balance to the Blockchain Vault Address listed in, or as otherwise instructed by, the applicable Loan Confirmation. If the Borrower chooses to repay, Borrower must notify Lender with a minimum one (1) Business Day written notice in order to exercise the Repayment Right. The Borrower may repay the entirety of the Loan Balance on or prior to the last day of the Call Response Period as set forth in the Loan Confirmation, by transferring the entire value of the outstanding and remaining Loan Balance to the Blockchain Vault Address listed in, or as otherwise instructed by, the applicable Loan Confirmation.

(iii)Prepayment Right.
A.For each Fixed Term Loan, Borrower shall have a Prepayment Right that Borrower may exercise to submit early prepayment of all or a portion of the entire remaining and outstanding Loan Balance, provided that any partial prepayment is in an amount of at least US$1,000,000. To exercise a Prepayment Right relevant to any Loaned VC or other Loaned Assets, Borrower shall prepay the Loan by transferring the entire value of the prepaid portion of the outstanding and remaining Loan Balance to the Blockchain Vault Address listed in, or as otherwise instructed by, the applicable Loan Confirmation. The date on which this occurs shall be the Prepayment Day. Borrower shall be subject to a Prepayment Fee in respect to the prepaid portion according to the amount stated in the applicable Loan Confirmation.
B.For each Open Term Loan, Borrower shall have a Prepayment Right that Borrower may exercise subject to the terms of the Call Response Period. Early repayments prior to the expiration of the Call Response Period will be subject to Make-Whole Payment, unless otherwise designated in the applicable Loan Confirmation.

(iv)Repayment Procedure Generally. All Loan Repayments (including, without limitation, prepayments) shall be made in the same type of Loaned VC and Loaned Assets that were borrowed and shall be repaid directly to the Blockchain Vault Address designated in the applicable Loan Confirmation. Notwithstanding, the Lender may notify Borrower in writing of an alternate VC Address to be used for the purposes of Repayment, which shall take the place as the Blockchain Vault Address for all Repayments after the date such notice is sent; provided that such notice is received by Borrower at least three (3) Business Days prior to the date of repayment. Borrower acknowledges that sending payments to a previously designated VC Address after the notice of a new Blockchain Vault Address is sent (provided that such notice is received by Borrower at least three (3) Business Days prior to the date of repayment) may not constitute Repayment of any Loan, which shall be determined in the Lender’s sole and absolute discretion.

(h)Termination of Loan.
(i)A Loan (as evidenced by an applicable Loan Confirmation) will terminate upon the earliest of the applicable events:

A.For Fixed Term Loans, full repayment of the Loan Balance on the Maturity Date;

B.For Fixed Term Loans, the repayment of the Loan Balance in its entirety by Borrower prior to the Maturity Date pursuant to the Borrower’s Prepayment Right; or

C.For Open Term Loans, full repayment of the Loan Balance.

(ii)If an Event of Default occurs and is continuing, any Collateral will be subject to Reclamation, and any remaining and outstanding Loan Balance shall be immediately collectable by Security Agent.
(i)Prohibited Activities. Borrower agrees that it will not do any of the following:
(i)Intentionally interfere in any way with Security Agent’s ability to properly reclaim Collateral;
(ii)Intentionally interfere with Security Agent’s right to collect the balance of the Loan if the value of Collateral is insufficient to cover the Loan Balance;
(iii)Manipulate and/or exploit the price of any loaned or other applicable assets in violation of applicable laws;
(iv)Take any action to intentionally interfere with the intended operational functions of any Maple operations, including those at the base-layer blockchain protocol layer or of any decentralized application on which Maple relies;
(v)Use any Loaned VC or other Loaned Assets for illegal or criminal activity in violation of any Applicable Law;
(vi)Use any Loaned VC or other Loaned Assets for any purpose that is not commercial or financial in nature;
(vii)Intentionally transmit any Loaned VC or other Loaned Assets to (A) a recipient on the Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List; (B) a recipient who is a resident or citizen of Cuba, Iran, North Korea, Syria, Sudan, Crimea, or any other country or region subject to sanctions by OFAC, as may be updated from time to time; (C) to its knowledge, a recipient entity controlled by a resident or citizen of any of the aforementioned jurisdictions; or (D) to its knowledge, a recipient targeted by any economic, financial or trade sanctions or embargoes, export controls or other restriction measures imposed by OFAC, the European Union, any member state of the European Union, or the United Kingdom;

3.Creation of Security Interest
(a)Creation. In the case of secured Loans, this Agreement is also intended by the Parties to constitute a security agreement. To secure the due and punctual payment and performance of the Obligations of the Borrower, the Borrower hereby grants to the Security Agent, for the ratable benefit of the Lender as secured party, as security for the repayment of each Loan and any Enforcement Costs incurred by it, a security interest in and to, all of the Borrower’s right, title and interest in the Collateral.
4.Perfection of Security Interests and Further Assurances
(a)Perfection. Borrower shall, at the request of the Security Agent (or the Lender on its behalf), take all action that may be necessary or desirable so as at all times to maintain the validity, perfection, enforceability and priority of Security Agent’s security interest in and Lien on the Collateral or to enable Security Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, authorizing Security Agent, on behalf of the Lender(s), to file financing statements to perfect or protect Security Agent’s interest or rights hereunder, including a notice that any disposition of the Collateral, except as permitted herein, by Borrower or any other Person, shall be deemed to violate the rights of Security Agent.
(b)Preservation of Collateral. Following the occurrence and during the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 10 hereof, the Security Agent (or the Lender on its behalf) may at any time take such steps as Security Agent (or the Lender on its behalf) reasonably believes to be necessary to protect the Security Agent’s interest in, and to preserve, the Collateral. Borrower shall reimburse Security Agent for all of Security Agent’s reasonable and documented out-of-pocket expenses of preserving the Collateral, if any.
(c)Ownership and Location of Collateral. At the time that any item of the Collateral becomes subject to the security interest granted hereunder, Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Security Agent; and the Collateral shall be free and clear of all Liens other than those Liens disclosed by Borrower prior to the date of the applicable Loan Confirmation or customary liens in the account or wallet agreements.
(d)Priority of Security Interest. Borrower represents, warrants, and covenants that the Borrower shall at all times take commercially reasonable steps to ensure that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, other than customary liens in the account or wallet agreements if not expressly subordinated or as disclosed to Lender in writing.

(e)Defense of Security Agent’s Interests; Release of Collateral. Until (i) payment and performance in full of all of the Obligations and (ii) termination of this Agreement, Security Agent’s interests in the Collateral shall continue in full force and effect. At the Security Agent’s reasonable request, Borrower shall use commercially reasonable efforts to defend Security Agent’s and Lender’s interests in the Collateral against any and all Persons whatsoever. With respect to all Collateral, Security Agent shall be entitled to all of the rights and remedies set forth herein and further provided by the UCC or other Applicable Law. Upon payment and performance in full of the Obligations, this Agreement shall automatically terminate and be of no further force or effect, and the Security Agent’s Lien on and security interest in the Collateral shall automatically be released and of no further force or effect. Security Agent shall take all actions requested by Borrower necessary or desirable to release such Liens, including, without limitation, executing a termination letter with respect to any account control agreements and authorizing Borrower to file UCC-3 termination statements with respect to any financing statements filed by or on behalf of Security Agent.
5.Collateral
(a)Transfer and Amount of Collateral. Pursuant to Section 2(d), Borrower may be required to transfer Collateral to a designated account at a Custodian, as a condition precedent to receiving a Loan. Borrower shall provide Collateral in VC with a value at least equal to the Collateral amount as set forth in the Loan Confirmation, and as applicable, with a value at least equal to the Initial Collateral Percentage as set forth in the relevant Loan Confirmation. Collateral and any VC shall be valued at the Blended Market Price. Reference to Collateral shall include Additional Collateral (defined below), if any, subsequently provided by Borrower.
(b)Risk to Collateral. If the Custodian ceases to support, or announces that it will cease to support, custody of any VC comprising Collateral with in the next 10 days, Lender may by written notice require Borrower to replace that Collateral with other VC acceptable to Lender within five (5) Business Days, and Lender shall then return the replaced Collateral in accordance with Section 5(h).

(c)Pledge of Collateral. If Borrower is required to transfer Collateral to a Custodian as part of the terms of a relevant Loan Confirmation, the Collateral transferred to such Custodian shall be credited to the Pledgor Account (as defined in the Account Control Agreement) and held subject to the account control agreement among Borrower, Lender and the Custodian (the “Account Control Agreement”). Where Collateral is held under the Account Control Agreement: (i) Borrower shall initiate each return or release of Collateral by submitting a Withdrawal Instruction (as defined in the Account Control Agreement), and each obligation of Lender under this Agreement to return or release Collateral is satisfied when Lender approves that Withdrawal Instruction; (ii) each period in this Agreement for Lender to return or release Collateral runs from the later of the event giving rise to the obligation and Borrower’s initiation of the Withdrawal Instruction; (iii) Lender is not responsible for any delay by the Custodian in processing a Withdrawal Instruction; and (iv) Borrower acknowledges that, during the continuation of an Event of Default, Lender may deliver a Notice of Exclusive Control (as defined in the Account Control Agreement), which takes effect in accordance with the Account Control Agreement. If the event giving rise to an Event of Default ceases after Lender has declared that Event of Default, that cessation does not affect any notice Lender has delivered, any remedy Lender has commenced, or any step Lender has taken before it ceases. Borrower hereby pledges with, assigns absolutely to, and grants the Lender a continuing first priority security interest in, and a Lien upon, the Collateral, which shall attach upon the transfer of the Loan by the Lender to the Borrower and which shall cease upon the unconditional and irrevocable repayment or prepayment of all amounts owing by the Borrower to the Lender pursuant to this Agreement and the relevant Loan Confirmation.
(d)Rights to Collateral. Borrower agrees that Lender has the rights stated in this Agreement and the Loan Confirmation with respect to the Collateral pledged with respect to each Loan, in addition to all other rights which Lender may have by law.
(e)UCC Filing. Borrower authorizes Lender at any time and from time to time, at Borrower’s expense, to file in any jurisdiction, any financing statements, continuations to, and amendments that: (i) name the Collateral as collateral thereunder, regardless of whether any particular items of Collateral can be perfected by filing a financing statement under the UCC; and (ii) contain any other information required by the UCC for sufficiency or filing office acceptance, including organization identification numbers.
(f)Collateral as Financial Asset. Borrower acknowledges that the Collateral shall be designated as a “financial asset” for purposes of Section 8-102(a)(9)(iii) of the UCC.

(g)Funding of Loan. With respect to secured Loans, the Lender will not fund the Loan until the Borrower transfers the required Collateral, as applicable, to the designated Custodian. If the Borrower transfers the required Collateral to Custodian and does not receive the Loan within 12 hours from the Collateral transfer, the Lender shall procure the return of the Collateral to the Borrower, free of any Lien created by this Agreement, within four (4) hours after the end of that period. No period in this Agreement for Lender to fund a Loan runs, and Lender is not in breach of this Agreement for failing to fund a Loan, while that failure is caused by Borrower, including by Borrower’s failure to complete whitelisting of its VC Address or to execute the applicable Loan Confirmation. Lender’s obligation to return the Collateral under this paragraph shall not be affected by an act, omission, matter or thing that would reduce, release or prejudice any of its Obligations hereunder and no Party shall be entitled to claim any technical malfunction, hack, misappropriation of funds by an unrelated third party, breach, or other technical issue as a force majeure event to release or mitigate obligations hereunder.
(h)Return of Collateral. The Lender shall return to the Borrower the same amount and type of Collateral, including any Additional Collateral, free of any Lien created by this Agreement, within twelve (12) hours from the Lender’s confirmation that the Loan Balance has been unconditionally and irrevocably returned to the Lender. The returned Collateral should be transferred into an applicable VC Address designated by Borrower. The Borrower understands that it is not entitled to receive any interest on any Collateral transferred as part of this Agreement.
(i)Collateral Requirements. In respect of each Loan and its related Collateral --

(i)If during the term of a Loan, the Collateral Percentage reaches or falls below the Collateral Call Percentage as set forth on the Loan Confirmation, the Lender shall have the right to require the Borrower to contribute Additional Collateral, or repay the Loan Balance, in each case, in order to restore the Initial Collateral Percentage.

(ii)In the event that the value of the Loan decreases or the value of the Collateral increases such that the value of the Collateral to the Loan (expressed as a percentage) is above the Collateral Refund Percentage for a period of two (2) consecutive Business Days, the Borrower may request via email that the Lender shall cause the Custodian to return to the Borrower a portion of the Collateral in excess of the Collateral Refund Percentage as indicated in the Loan Confirmation (“Excess Collateral”).

(iii)If the Lender requires the Borrower to contribute Additional Collateral, or if the Borrower requires the Lender to return Excess Collateral, such requesting party shall send an email notification (the “Notification”) to the other party setting out the information below:

i.The amount of the Loan;

ii.The amount of the required Collateral;

iii. The Blended Market Price, if applicable; and

iv.The amount of Additional Collateral required based on the Collateral Call Percentage or the amount of Excess Collateral required to be returned based on the Initial Collateral Percentage, if applicable.

v.The prepayment amount related to the Loan exercised under the Prepayment Right, notwithstanding the obligation related to any Prepayment Fee or Make-Whole Payment required.

(iv)The Borrower shall have a period from the time the Lender sends such Notification (the “Collateral Cure Period”), and the Lender shall have a period from the time the Borrower sends such Notification (the “Collateral Refund Period”), each as set forth in the Loan Confirmation, to:

i.Respond and send the Additional Collateral or make a Loan Repayment according to Section 5(i)(iii) to the Custodian or return the Excess Collateral to the Borrower; or

ii.Acting reasonably and in good faith, respond that the Collateral Percentage has changed such that the transfer is no longer required (a “Rejection”).

(v)The Borrower’s failure to respond to the Notification by the end of the Collateral Cure Period will trigger an Event of Default so long as the Collateral Percentage is below the Collateral Call Percentage at the end of such period, and the Lender shall be entitled to exercise its rights under Section 11.

(vi)If the Borrower fails to provide the Additional Collateral, or exercise its Prepayment Right, by the end of the Collateral Cure Period, or responds to the Notification with a Rejection and the Collateral Percentage is still below the Collateral Call Percentage, this shall automatically trigger an Event of Default and the Lender shall be entitled to exercise its rights under Section 11.

(vii)If the Lender fails to respond to the Notification within the Collateral Cure Period, the Borrower shall be entitled to terminate the Loan as per Section 26 and repay the loan as per Section 2(g) of this Agreement without payment of any Prepayment Fee or Make-Whole Payment and Borrower shall have the right to recover its direct damages resulting from that breach and to seek specific performance of Lender’s obligation to return the Collateral.

(viii)If the Lender responds to the Notification with a Rejection and the Collateral Percentage is still above the Collateral Refund Percentage, but fails to return the Excess Collateral by the end of the Collateral Refund Period, the Borrower shall be entitled to terminate the Loan as per Section 26 and repay the loan as per Section 2(g) of this Agreement without payment of any Prepayment Fee or Make-Whole Payment and Borrower shall have the right to recover its direct damages resulting from that breach and to seek specific performance of Lender’s obligation to return the Collateral

(ix)Liquidation Level. If during the term of a Loan, the Collateral Percentage reaches the Liquidation Level as set forth in the Loan Confirmation, a Condition of Default shall be automatically met and the Lender shall have the right to trigger an Event of Default. Lender shall be entitled to liquidate Collateral in a commercially reasonable manner and/or otherwise exercise its rights under Section 8 and Section 11. Borrower understands and agrees that it shall have no right or opportunity to determine the order, manner or price of sale and/or liquidation. Lender, or Security Agent shall have no liability for any loss sustained by the Borrower in connection with such sale (or if the Lender delays effecting, or does not effect, such sale), except to the extent of such Party’s gross negligence, willful misconduct, fraud or breach of this Agreement or breach of law. Borrower expressly waives any rights to receive prior notice (including notice of an Event of Default) or demand from the Lender relating to the exercise of any rights by the Lender, or Security Agent pursuant to this paragraph and agrees that any prior demand, notice, announcement, or advertisement shall not be deemed a waiver of rights, nor is the Lender or Security Agent bound by such notification(s) to forestall the exercise of such rights.

6.Hard Fork
(a)Notification. In the event of a Hard Fork or an Airdrop in the blockchain for any VC provided as Collateral, Lender shall provide prompt email notification to Borrower.
(b)No Immediate Termination of Loans Due to Hard Fork. In the event of a Hard Fork or an Airdrop with regard to any Loaned VC or Collateral, any outstanding Loans will not be immediately terminated.
(c)Redelivery of Collateral. Borrower will receive the benefit and ownership of any incremental tokens generated as a result of a Hard Fork for any Loaned VC in such VC protocol or an Applicable Airdrop (the “New Tokens”), and Borrower will receive the same benefit and ownership rights for any VC provided as Collateral.
(d)For purposes of this agreement, a Hard Fork or Airdrop will have been deemed to have occurred if any two of the following four conditions are met:
(i)Hash Power: the average hash power mining the New Token on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 5% of the hash power mining the relevant VC on the day preceding the Hard Fork or Applicable Airdrop (calculated as a 3-day average of the 3 days preceding the hard fork). The source for the relevant VC hash power will be coinmetrics.io (or, if coinmetrics.io does not provide the required information, the parties shall discuss in good faith to mutually agree upon another data source) and the source for the hash power of the New Token will be coinmetrics.io (or, if coinmetrics.io does not provide the required information, the parties shall discuss in good faith to mutually agree upon another data source prior to the 30-day mark of the creation of the New Token).

(ii)Market Capitalization: the average market capitalization of the New Token (defined as the total value of all New Tokens) on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 5% of the average market capitalization of the relevant VC(defined as the total value of the relevant VC) (calculated as a 30-day average on such date). The source for the relevant VC market capitalization will be coinmetrics.io(or, if coinmetrics.io does not provide the required information, messari.io, and if neither provides the required information, the parties shall discuss in good faith to mutually agree upon another data source) and the source for the market capitalization of the New Token will be coinmetrics.io (or, if coinmetrics.io does not provide the required information, the parties shall discuss in good faith to mutually agree upon another data source prior to the 30-day mark of the creation of the New Token).
(iii)24-Hour Trading Volume: the average 24-hour trading volume of the New Token on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 1% of the average 24-hour trading volume of the relevant VC (calculated as a 30-day average on such date). The source for the relevant VC 24-hour trading volume will be messari.io (or, if messari.io does not provide the required information, the parties shall discuss in good faith to mutually agree upon another data source) and the source for the 24-hour trading volume of the New Token will be messari.io (or, if messari.io does not provide the required information, the parties shall discuss in good faith to mutually agree upon another data source prior to the 30-day mark of the creation of the New Token).
(iv)Wallet Compatibility: the New Token is supported by either the relevant Custodian’s wallets, Fireblocks wallets, or CME Constituent Exchanges within 30 days from the Hard Fork or Applicable Airdrop.
(e)If the Hard Fork or Applicable Airdrop meets the criteria above for any Collateral, Lender will have up to 30 days from the Hard Fork or Applicable Airdrop determination to pay the Borrower. Lender, may, after consulting with the Borrower, reimburse Borrower for the value of the New Tokens with any combination of a one-time VC payment of the relevant VC reflecting the amount of the New Token due using the agreed upon spot rate at the moment of repayment or a payment in USDC at the agreed upon spot rate of the New Token at the time of repayment.

7.Loan Interest and Transaction Fees.

(a)Loan Interest. If indicated in an applicable Loan Confirmation, Borrower shall pay the Loan Interest with respect to a particular Loan as agreed to in this Agreement and the applicable Loan Confirmation according to the payment schedule articulated in the applicable Loan Confirmation. Loan Interest shall accrue from the date on which the Loaned VC and/or other Loaned Assets are received by the Borrower’s instructed VC Address until the Loan is fully repaid (according to the terms of this Agreement and the relevant Loan Confirmation). Loan Interest will be calculated based on all outstanding portions of the Loaned VC and Loaned Assets, as applicable, but will not include any amounts of Loan Interest previously and timely paid by Borrower.

(b)Late Fee. Upon Borrower’s failure to pay Loan Interest when due, Late Fee(s) must be paid in addition to the past-due Loan Interest before the end of the Default Grace Period to avoid an Event of Default. Each Late Fee will be assessed independently, and the payment of a Late Fee applicable to one Payment Cycle does not negate the assessment of Late Fees against delinquent payments of Loan Interest or other due payments in subsequent Payment Cycles. For clarity, an assessed Late Fee must be paid in addition to all other payments due during the Default Grace Period in order for Borrower to avoid the possibility of the Security Agent instituting an Event of Default.
(c)Form of Loan Interest and Late Fees. The Loan Interest and Late Fees for a particular Loan shall be payable, (i) with respect to Loaned VC, in the same type of Loaned VC that were borrowed and (ii) with respect to Loaned Assets, in the same type of Loaned Assets that were borrowed.
(d)Other Fees. Borrower shall pay an Admin Fee, Protocol Service Fee, and any other applicable fees for each Loan it receives according to the applicable Loan Confirmation.
(e)Tax Withhold. All payments to be made by the Borrower as memorialized in the Loan Confirmation shall be made free and clear of and without any deduction or withholdings for any taxes (“Tax Deduction”), unless the Borrower is required to make a Tax Deduction. The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by Law. Within 30 days from making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender the payment evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority. Lender shall deliver to Borrower either (i) a U.S. Internal Revenue Service Form W-9 or (ii) a U.S. Internal Revenue Service Form W-8BEN-E, as applicable.

(f)Taxes and Fees. Borrower, the Security Agent, or the Lender shall not have liability to any other Party for any taxes due under this Agreement or any Loan Confirmation.

In the event of a material change in applicable tax laws or regulations that substantially affects the tax treatment of transactions under this Agreement, the Parties agree to cooperate in good faith to amend this Agreement as necessary to comply with such changes while preserving the economic intent of the Parties to the extent possible.
(g)Application of Payments.
(i)Prior to an Event of Default. So long as no Event of Default then exists, all payments from Borrower shall be applied in the following order:
i.accrued but unpaid Loan Interest;
ii.any Late Fees; and
iii.any outstanding Loan Balance.
(ii)During an Event of Default.
i.During the occurrence and continuation of an Event of Default, all payments from Borrower shall be applied in the following order unless the Lender determines otherwise pursuant to clause (ii) below:
1.any Enforcement Costs;
2.accrued and unpaid Loan Interest;
3.the outstanding Loan Balance;
4.any Late Fees and other amounts constituting any portion of the Loan Balance.
(h)Accrual Convention. All computations of fees and interest shall be made on the basis of a 365-day year and actual days elapsed.
8.Events of Default.

(a)Any of the following events shall constitute a condition for default with respect to a Loan, each of which shall be herein referred to as a “Condition of Default”:

(i)The failure of the Borrower to repay any principal amount with respect to such Loan in accordance with the scheduled Loan Repayments (as stated in the applicable Loan Confirmation);
(ii)The failure of the Borrower to pay a Loan’s Loan Interest on time according to the schedule stated in the applicable Loan Confirmation;
(iii)The failure of the Borrower to pay a Late Fee assessed for delinquent Repayment for a particular Payment Cycle;

(iv)[Reserved];
(v)Borrower’s breach of any representation, warranty, or covenant listed in Section 9 or Section 10, which has not been remedied within ten (10) Business Days;
(vi)Issuance of a notice of Lien, levy, assessment, injunction against any portion of the Collateral which is not paid, discharged, stayed or lifted within sixty (60) days;
(vii)Any Lien created hereunder or provided for hereby or under any related agreement ceases to be or is not a valid and perfected Lien having a first priority security interest (other than where disclosed to Lender); provided, however, that to the extent such loss of perfection or priority is a result of any fault, failure, or delay by Security Agent or Lender, such loss of perfection or priority shall only constitute an Event of Default if Borrower fails to take such remedial steps as are necessary to restore Security Agent’s first priority security interest within fifteen (15) days after written notice from Security Agent;
(viii)Borrower’s engaging in any Prohibited Activity listed in Section 2(i);
(ix)The occurrence of an Act of Insolvency affecting Borrower;
(x)Borrower materially defaults on any other loan agreement under which the outstanding principal exceeds US$5,000,000, including other loans on Maple;
(xi)[Reserved];
(xii)Borrower fails to transfer Collateral as required by Section 5(i)(i), (v), and (vi); and
(xiii)Collateral Percentage reaches the Liquidation Level.
(b)A Loan’s default may be triggered by its corresponding Lender (an “Event of Default”), subject to the following provisions:
(i)The Loan is currently subject to a Condition of Default at the time the Lender triggers default; and
(ii)In the case of Section 8(a)(i), 8(a)(ii), or 8(a)(iii), the Default Grace Period has expired with respect to the applicable Condition of Default at the time the Lender triggers an Event of Default.
(c)A Lender’s failure or delay in triggering an Event of Default does not constitute a waiver of its right to do so, so long as such Condition of Default is continuing.
(d)Except as otherwise stated by the terms of this Agreement or the applicable Loan Confirmation, Borrower acknowledges and agrees that declaring an Event of Default once a Condition of Default has been met shall be made at the applicable Lender’s sole and absolute discretion.

(e)Upon the occurrence and during the continuation of any Events of Default, the Loan’s entire Default Balance, shall become immediately due and payable by Borrower. Loan Interest shall continue accruing upon the occurrence of an Event of Default and will accrue at a higher rate as set forth in the Loan Confirmation after an Event of Default (“Default Interest”) until full payment of the Default Balance; Late Fees shall become due and payable upon the occurrence of an Event of Default.
(f)Reclamation:
(i)Upon the occurrence and during the continuation of any Events of Default, the Lender may initiate Reclamation to offset the Default Balance. Borrower understands and agrees that it shall have no right or opportunity to determine the order, manner or price of liquidation.
(ii)In the case of secured Loans, Reclamation may occur through a decentralized exchange service, via an over-the-counter trading desk, centralized exchange service, or via a Custodian. Reclamation will be determined based on the nature of the Collateral and in accordance with the terms agreed upon in the Loan Confirmation. Calculation of the value of the Collateral during Reclamation will take into account market conditions, transaction fees, slippage, and other related costs incurred during the Reclamation process, determined in a commercially reasonable manner to produce a commercially reasonable result.
(iii)Upon the occurrence of any Events of Default, should the amount of Collateral subject to Reclamation (if any) be insufficient to recover the Default Balance or if a Default Balance otherwise remains outstanding, Borrower hereby agrees and consents to any and all commercially reasonable actions pursued by the Security Agent to recover the outstanding Default Balance (plus any accrued Late Fees) including, without limitation, the submission of the claim to collections services, arbitration, litigation, or any legal remedies available to it by law or any recovery pursuits technically available through the blockchain.

(g)Borrower further agrees to reimburse any and all reasonable documented out-of-pocket fees, costs and disbursements incurred by the Security Agent or its Affiliate associated with its recovery of such outstanding Default Balance (plus any accrued Late Fees).

(h)For the avoidance of doubt, Borrower acknowledges and agrees that in any dispute with the Borrower, the Security Agent shall have the right and interest as a Party to this Agreement to enforce Events of Default and any related claims against the Borrower in an arbitration or court of law pursuant to the procedures set forth in Section 15 herein.

9.Mutual Representations and Warranties.

(a)Each Party hereby makes the following representations and warranties to the other Party as follows, as of the date of this Agreement, and such representations and warranties shall be deemed repeated on each date a new Loan is entered into:

(i)It has all requisite power and authority to carry on its business as now conducted, is either a natural person or is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization. It is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to qualify would have a material adverse effect on its business or properties.

(ii)(A) It has the power to execute and deliver this Agreement, and to perform its obligations hereunder, (B) it has taken all necessary action to authorize such execution, delivery and performance of this Agreement, and (C) this Agreement constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar Laws relating to or affecting the enforcement of creditors’ rights.

(iii)Neither the authorization, execution and delivery of this Agreement or any Loan Confirmation shall constitute or result in a material default or violation of any Law applicable to it, any term or provision of its constitutive documents, or any agreement or instrument by which it is bound or to which its properties or assets are subject.

(iv)No proceedings are pending or, to its knowledge, threatened, which could reasonably be anticipated to have any material adverse effect on the transactions contemplated by this Agreement or any Loan Confirmation or the accuracy of the representations and warranties hereunder or thereunder.

(v)No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority or other third Person on the part of it is required in connection with the valid execution and delivery of this Agreement or any Loan Confirmation, or the performance of the transactions contemplated by hereby or thereby (including the delivery of Loaned VC and Loaned Assets to Borrower).

(vi)It shall conduct all activity under this Agreement and each Loan Confirmation in compliance with all Applicable Laws.

10.Representations, Warranties and Covenants by the Borrower.

(a)Borrower hereby makes the following representations, warranties and covenants as follows, as of the date of this Agreement, and such representations and warranties shall be deemed repeated on each date a new Loan is entered into and on each date Borrower transfers Collateral, and clauses (i), (ii), (iv), (vi), (viii), (ix), (xi) to (xv) shall apply throughout the term of this Agreement:
(i)Borrower has not relied on Maple, Lender, or Security Agent for any tax, accounting, legal, or investment advice concerning this Agreement, and Borrower has made its own determination as to the tax and accounting treatment of any Loan, any Loaned VC, any Loaned Assets, and any funds received hereunder.

(ii)Borrower is a sophisticated party and fully familiar with the inherent risks involved in the transactions contemplated in this Agreement and each Loan Confirmation, including, without limitation, risk of new financial regulatory requirements, potential loss of money and risks due to volatility of the price of the Loaned VC, technical risks related to blockchain and VC (including, without limitation, technical or coding imperfections or failures, manipulation or exploit of smart contract code or an underlying blockchain by a malicious third party or parties, or the loss or compromise of a private key required to allow Parties to operate on the applicable blockchain) and Borrower voluntarily takes full responsibility for any risk to that effect.

(iii)Borrower is not insolvent and is not subject to any bankruptcy or insolvency proceedings under any Applicable Laws.

(iv)Borrower understands, agrees and acknowledges that the transaction underscoring the Loan Confirmations is governed by a digital protocol which operates automatically and independently of the Parties and as such, Parties lack control over that transaction.

(v)All financial statements, including balance sheets and other materials, furnished or to be furnished to Lender(s) by Borrower, fairly reflect the financial condition of Borrower in all material respects.
(vi)Borrower is fully competent in the technical understandings required to participate in the Loan, can operate a blockchain wallet, safely and securely store a private key, and interact with smart contracts without risk to the terms of this Loan.
(vii)No Event of Default has occurred and is continuing.
(viii)Security Interest. In the case of secured Loans:
i.No financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Security Agent pursuant to this Agreement.
ii.No deposit account control agreement or securities account control agreement is in effect covering all or any part of the Collateral, aside from the control agreements granting control to Security Agent.
iii.No Collateral consisting of goods is subject to a possessory security interest of any secured party or bailee for any secured party, and no Collateral is subject to a purchase money security interest (as defined in Section 9-103 of the UCC).

iv.The Borrower has not executed, authorized or permitted to be filed in any recording office any financing statement or other instrument similar in effect covering all or any part of the Collateral or listing the Borrower as debtor with respect to all or any part of the Collateral other than pursuant to this Agreement.
v.None of the Borrower, any of its subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent, or Affiliate of the Borrower or any of its subsidiaries is, or is owned or controlled by Persons that are: (A) the subject of any Sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant Sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions, including, Crimea, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic and Luhansk People’s Republic.
(ix)Neither Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
(x)Borrower and each of its Subsidiaries has filed or caused to be filed all national, provincial, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid when due all taxes due and payable by it and all assessments received by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves, to the extent such taxes are not required to be paid prior to resolution of such contest or proceeding, and (b) where any failure to file or pay would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, financial condition, or assets of the Borrower and its Subsidiaries taken as a whole.
(xi)All materials and information provided to Security Agent or on the Maple Interface by Borrower in connection with applicable “know your customer” and applicable anti-money laundering requirements are true and correct.
(xii)Borrower has or will have at the time of transfer of any Collateral, the legal and beneficial ownership and the right to transfer the Collateral subject to the terms and conditions hereof. The security over the Collateral has or will have first priority ranking and it is not subject to any prior ranking or pari passu ranking security.
(xiii)Borrower shall ensure that at all times any unsecured and unsubordinated claims of Security Agent against it per this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application.

(xiv)Borrower, each of its Subsidiaries and their respective directors, officers, agents, employees and any Person acting for or on behalf of Borrower or any of its Subsidiaries, has complied with, and will comply with, all applicable anti-corruption laws. Borrower, each of its Subsidiaries and their respective directors, officers, agents, employees, and any Person acting for or on behalf of Borrower or any of its Subsidiaries has not made, offered, promised or authorized, and will not make, offer, promise or authorize, whether directly or indirectly, any payment of anything of value to a government official or any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of a government official, while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (a) influencing any act, decision or failure to act by a government official in his or her official capacity, (b) inducing a government official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity or (c) securing an improper advantage, in each case in order to obtain, retain or direct business.
(xv)Borrower has full and exclusive access and control over any and all private keys needed to transact under the VC Address it provides for the purposes of repaying this Loan, and such will remain the same throughout Loan Term for each applicable Loan.
11.Remedies.

(a)Upon the occurrence and during the continuation of any Event of Default on a Loan by Borrower, Borrower acknowledges and agrees that Lender may, at its option, do any or all of the following:

(i)Declare the entire Loan Balance outstanding for the Loan immediately due and payable;

(ii)Pursue Reclamation of any Collateral related to the Loan in accordance with this Agreement;

(iii)Facilitate liquidation of Collateral related to the Loan and return such Collateral to the Lender at any time for purposes of satisfying, to the extent sufficient, any of the Borrower’s obligations which have become due and payable pursuant to the terms of this Agreement; and

(iv)Exercise all other rights and remedies available to the Lender, as the Lender of Record, or in equity.

Borrower further acknowledges and agrees that Security Agent shall have the right and interest to pursue any outstanding Default Balance outstanding after Reclamation in an arbitration or court of law pursuant to the procedures set forth in this Agreement.

12.Indemnification.

(a)Borrower shall indemnify and hold harmless the Lender and the Security Agent and their corresponding Affiliates (and each of their respective employees, shareholders, directors, representatives and agents) from and against any and all losses, damages, costs, charges, reasonable attorney fees, costs or disbursements, payments, expenses and liabilities in connection with any legal or arbitral proceeding instituted by a Person not a Party to this Agreement, whether groundless or meritorious, caused by, related to, or arising out of (a) any breach by the Borrower of this Agreement including but not limited to any of the representations, warranties, covenants or obligations of the Borrower under this Agreement; (b) any breach by the Borrower of any applicable Loan Confirmation; and (c) Borrower’s gross negligence, willful misconduct, or fraud in connection with this Agreement.

(b)Borrower is solely responsible and shall bear all risks and responsibilities associated with the deposit of Collateral with the Custodian (including but not limited to the suspension of withdrawals or transfers, insolvency, theft of VC, or cyberattacks), except to the extent caused by any other Party’s gross negligence, willful misconduct, fraud or breach of this Agreement or any Loan Confirmation.

13.Rights and Remedies Cumulative.

No delay or omission by a Party in exercising any right or remedy hereunder shall operate as a waiver of the future exercise of that right or remedy or of any other rights or remedies hereunder. All rights of each Party stated herein are cumulative and in addition to all other rights provided by Law or in equity.

14.Survival of Rights and Remedies

All indemnification obligations under Section 12 and confidentiality obligations under Section 28, shall survive the termination of the relevant Loan, repayment of Loaned VC and Loaned Assets (as applicable), and termination of this Agreement.

15.Governing Law; Dispute Resolution.
This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law rule that would cause the application of the laws of any other jurisdiction; provided that the laws of the Cayman Islands govern the status of Lender as a segregated portfolio company, the capacity in which Lender enters into this Agreement and each Loan Confirmation, and the segregation of assets and liabilities among its segregated portfolios.
Any legal action or proceeding arising out of or in connection with this Agreement or any Loan Confirmation may be brought in the courts of the State of New York sitting in New York County or the United States District Court for the Southern District of New York, and each Party submits, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. Each Party irrevocably waives, to the fullest extent permitted by law, any objection to the laying of venue of any such action or proceeding in those courts, including any objection based on forum non conveniens, and consents to service of process in any such action or proceeding by delivery to its address for notices under this Agreement.

Limited Recourse and Non-Petition. Borrower acknowledges that Lender enters into this Agreement and each Loan Confirmation solely for and on behalf of and for the account of Secured Loan Segregated Portfolio 1, or such other segregated portfolio of Maple International Operations SPC (“MIO SPC”) as is identified as Lender in the applicable Loan Confirmation (the “Portfolio”). The obligations of Lender under this Agreement and each Loan Confirmation are limited-recourse obligations payable solely from the assets of the Portfolio, and Borrower has no recourse to, and waives any claim against, the general assets of MIO SPC, the assets of any other segregated portfolio of MIO SPC, Maple DAO Foundation or Maple Foundation. Borrower shall not commence or join any proceeding seeking the winding up, liquidation, receivership, reorganization or similar relief in respect of MIO SPC or the Portfolio before the date falling one year and one day after all obligations of Lender under this Agreement have been paid in full, but may file and prove a claim in a proceeding commenced by another person and may seek specific performance, injunctive or declaratory relief. This Section survives termination of this Agreement.
16.Waiver of Right to Trial By Jury

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE LOAN CONFIRMATION AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

17.Notices.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement shall be in writing and shall be personally delivered or sent by internationally recognized overnight courier and electronic mail to the respective address set forth below. Notwithstanding the foregoing, to be valid, all notices or demands relating to this Agreement sent to Borrower must be sent to the email addresses provided below.

If to Security Agent:
Attn:
Email:

If to Lender:
Address:

Attn:
Email:

If to Borrower:

Attn:

Email:

Either Party may change its address by giving the other Party written notice of its new address as herein provided.

18.Modifications.

All modifications or amendments to this Agreement shall be effective only when reduced to writing and signed by both Parties hereto.

19.Single Agreement.
Borrower acknowledges that each Party has entered into this Agreement in reliance on the fact that all Loans hereunder constitute a single business and contractual relationship and have been entered into in consideration of each other. Accordingly, Borrower hereby agrees that payments, deliveries, and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Loan hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted. In addition, Borrower acknowledges that it has entered into this Agreement in reliance on the fact that all Loans hereunder have been entered into in consideration of each other pursuant to this Agreement.
20.Entire Agreement.

This Agreement, each exhibit referenced herein, and all Loan Confirmations constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede any prior negotiations, understandings and agreements with respect to the subject matter of this Agreement. Nothing in this Section 20 shall be construed to conflict with or negate Section 19 above.

21.Successors and Assigns.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the Parties. No Party may assign this Agreement or any Loan Confirmation or any rights, benefits, duties, or obligations hereunder or thereunder without the prior written consent of the other Party at its sole discretion. Notwithstanding the foregoing, (i) prior consent shall not be required for any assignment or any other transfer to an Affiliate or in connection with a reincorporation or conversion of the Borrower, and (ii) in the event of a change of control of the Borrower, prior written consent shall not be required for the assignment by the Borrower to a Person that acquires control pursuant to a change of control; provided, that the Borrower provides the other Party with written notice promptly, and in any event within five (5) Business Days, after the consummation of such change of control. For purposes of the foregoing, a “change of control” shall mean a transaction or series of related transactions in which a Person, or a group of affiliated (or otherwise related) Persons acquires from equity holders of a Party equity interests representing more than fifty percent (50%) of the outstanding voting equity of such Party. Neither this Agreement nor any provision hereof, nor any Exhibit hereto or document executed or delivered herewith, or Loan Confirmation hereunder, shall create any rights in favor of or impose any obligation upon any Person other than the Parties and their respective successors and permitted assigns.

22.Severability of Provisions.

Each provision of this Agreement and any Loan Confirmation shall be viewed as separate and distinct, and in the event that any provision shall be deemed by an arbitrator or a court of competent jurisdiction to be illegal, invalid or unenforceable, the arbitrator or court finding such illegality, invalidity or unenforceability shall modify or reform the applicable Loan Document to give as much effect as possible to such provision. Any provision which cannot be so modified or reformed shall be deleted and the remaining provisions of the applicable Loan Document shall continue in full force and effect.

23.Counterpart Execution.

This Agreement and each Loan Confirmation may be executed in any number of counterparts and by Parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement or any Loan Confirmation by email or other electronic method of transmission, including DocuSign, shall be equally as effective as delivery of an original executed counterpart.

24.Relationship of Parties.

Nothing contained in this Agreement shall be deemed or construed by the Parties, or by any third party, to create the relationship of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein shall be deemed to create any relationship between the Parties hereto other than the relationship of Borrower to Maple, the Lender, and Security Agent as described in this Agreement.

25.No Waiver.

The failure of or delay by either Party to enforce an obligation or exercise a right or remedy under any provision of this Agreement or to exercise any election in this Agreement shall not be construed as a waiver of such provision, and the waiver of a particular obligation in one circumstance will not prevent such Party from subsequently requiring compliance with the obligation or exercising the right or remedy in the future. No waiver or modification by either Party of any provision of this Agreement or any Loan Confirmation shall be deemed to have been made unless expressed in writing and signed by both parties.

26.Term and Termination.

The term of this Agreement shall begin on the Loan Effective Date and continue until terminated according to this Section 26. Either Party may terminate this Agreement by providing written notice to the other Party. Except as otherwise specified in this Agreement, termination of this Agreement shall not affect its applicability to any outstanding Loans entered before the effective date of such termination, and such applicability shall continue until the Loan Balance (including any Loan Interest or Late Fees) is fully repaid. This Agreement shall automatically terminate upon one (1) year of inactivity, during which no Loans are initiated, outstanding, or terminated under the Agreement’s terms.

27.Miscellaneous.

Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders where necessary and appropriate. The section headings are for convenience only and shall not affect the interpretation or construction of this Agreement. The Parties acknowledge that the Loan Documents are the result of negotiation between the Parties which are represented by sophisticated counsel and therefore none of the Loan Documents’ provisions will be construed against the drafter.

28.Confidentiality

(a)“Confidential Information” of a Party hereto shall mean all information, in any format or material embodiment which such Party has an interest in keeping confidential and which is disclosed by that Party (“Disclosing Party”) to one or more other Party hereto (“Receiving Party”) prior to the conclusion of this Agreement, during the existence of this Agreement, in terms of this Agreement or otherwise in connection with this Agreement or any Loan hereunder. Notwithstanding the cancellation or termination of this Agreement for any reason whatsoever, no Receiving Party shall, at any time after receiving the Confidential Information, disclose to any person or use in any manner whatsoever the other Party’s Confidential Information or the existence and contents of this Agreement, provided that the Receiving Party may disclose the Confidential Information of the Disclosing Party and the existence and contents of this Agreement to:

(i)The extent required by law (other than in terms of a contractual obligation); and

(ii)Permit the use thereof by, its representatives, agents and advisers who are subject to equivalent confidentiality obligations to the extent strictly necessary for the purpose of implementing or enforcing this Agreement or obtaining professional advice or conducting its business and that any disclosure or use by any representative, agent or adviser of such confidential or other information for any other purpose shall constitute a breach of this Section 28 by the Receiving Party; and

(b)The provisions of this Section 28 cease to apply to any Confidential Information (i) that is or becomes generally available to the public other than as a result of a breach by a Receiving Party; (ii) is received by a Receiving Party from a third party who did not acquire such Confidential Information subject to any duty of confidentiality in favor of the Disclosing Party; or (iii) was known to the Receiving Party prior to receiving it from the Disclosing Party.

(c)Each Party hereto acknowledges that the restrictions in terms of the protection of Confidential Information are reasonable and necessary to protect each other Party’s legitimate business interests and that any breach of the provisions of this Section 28, shall result in irreparable injury for which money damages could not adequately compensate. If there is a breach, then the injured Party or Parties shall be entitled, in addition to all other rights and remedies which they may have at law, to have a degree of specific performance or an injunction issued by any competent court requiring the breach to be cured and to join all persons involved in the breach from continuing with the breach.

[Signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this Master Loan Agreement to be executed and delivered as of the dates set forth below:

Marvel Operations Corp., as Borrower

By: ____________________
Name:
Title:
Date:

Maple Foundation, as Security Agent

By: ____________________
Name:
Title:
Date:

SIGNED MAPLE INTERNATIONAL OPERATIONS SPC acting on behalf of and for the account of Secured Loan Segregated Portfolio 1, as Lender	By: ___________________________
Name:
Title:

Initial Loan Confirmation
This Loan Confirmation (“Loan Confirmation”) is made by and between
[Maple International Operations SPC, acting on behalf of and for the account of Secured Loan Segregated Portfolio 1] (“Lender”), and Marvel Operations Corp. (“Borrower”) pursuant to the Master Loan Agreement (“Master Loan Agreement”) dated ______________________ between the Lender, Borrower, and Maple Foundation, as Security Agent. By executing this Loan Confirmation, Lender and Borrower agree that the terms and conditions set out in the Master Loan Agreement are incorporated in, and shall apply to, the Loan to which this Loan Confirmation relates. Capitalized terms used but not defined herein shall have the meanings set forth in the Master Loan Agreement.

Lender:

Borrower:

Borrower’s VC Address:

Loan Effective Date:

Loaned VC:

Loan Interest:
( % inclusive of all applicable fees)

Collateral Type:

Term Structure:

Maturity Date:

Call Response Period (Open Term Loan only):

Recall Response Period (Open Term Loan only):

Collateral Amount:

Blended Market Price (including price sources):

Initial Collateral Percentage:

Collateral Call Percentage:

Liquidation Level:

Collateral Refund Percentage:

Collateral Cure Period:

Custodian:

Collateral Deposit Address:

Protocol Service Fee:

Prepayment Fee:

Payment Cycle:

Default Grace Period:

Default Interest:

Loan ID:

Additional Details:

IN WITNESS WHEREOF, the Parties have caused this Loan Confirmation to be executed and delivered as of the dates set forth below.

LENDER:

By: ____________________

Name:

Title:

Date:

BORROWER:

Marvel Operations Corp.

By: ____________________

Name:

Title:

Date: